Exhibit 99.1

For Further Information Contact:

Investor Relations Sukhi Nagesh Tel: 408-222-8373 sukhi@marvell.com	Media Relations Holly Zheng Tel: 408-222-9202 hollyz@marvell.com

Marvell Technology Group Ltd. Announces Resignation of Interim Chief Financial Officer

Santa Clara, California (December 2, 2013) — Marvell (NASDAQ: MRVL), a global leader in integrated silicon solutions, today announced that Brad D. Feller, Marvell’s Interim Chief Financial Officer, has advised Marvell of his intention to resign from his position to pursue other opportunities. Mr. Feller’s resignation is effective as of December 10, 2013.

As previously disclosed Marvell is continuing its search to permanently fill the role of Chief Financial Officer.

About Marvell

Marvell is a global leader in providing complete silicon solutions enabling the digital connected lifestyle. From mobile communications to storage, cloud infrastructure, digital entertainment and in-home content delivery, Marvell’s diverse product portfolio aligns complete platform designs with industry-leading performance, security, reliability and efficiency. At the core of powerful consumer, network and enterprise systems, Marvell empowers partners and their customers to always stand at the forefront of innovation, performance and mass appeal. By providing people around the world with mobility and ease of access to services adding value to their social, private and work lives, Marvell is committed to enhancing the human experience.

As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries. For more information please visit www.marvell.com.

Marvell® and the Marvell logo are registered trademarks of Marvell and/or its affiliates.